UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HOMEFED CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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HOMEFED CORPORATION

1903 Wright Place
Suite 220
Carlsbad, California 92008

PROXY STATEMENT

Notice and Proxy Statement for our 2016 Annual Meeting of Stockholders

June 14, 2016

This Notice and Proxy Statement is being furnished to the stockholders of HomeFed Corporation (the “Company”, “we”, or “us”), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of stockholders of the Company.

Date, Time and Place

July 14, 2016 at 1 P.M., local time
Sheraton Carlsbad Resort,
5480 Grand Pacific Drive
Carlsbad, CA 92008

Matters to be Considered

Our Annual Meeting is being held to:

1.	Elect seven directors.
2.	Approve named executive officer compensation on an advisory basis.
3.	Ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the year ended December 31, 2016.

If any other matters properly come before the meeting, the persons named in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

What is included in our proxy materials?

1.	Notice of 2016 Annual Meeting
2.	Proxy Statement
3.	2015 Annual Report to Stockholders
4.	Proxy Card or Voting Instruction Form

Record Date; Shares Outstanding and Entitled to Vote

The Board of Directors has fixed the close of business on June 8, 2016 as the record date for the determination of the holders of our common shares, par value $.01 per share, entitled to notice of and to vote at the meeting.  Each eligible stockholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on June 8, 2016 there were 15,444,500 common shares entitled to vote.

Mailing Date

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about June 14, 2016.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange rules applicable to brokers, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”  The proposals to elect directors and to approve named executive officer compensation on an advisory basis are considered “non-routine” items, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions.  The proposal to ratify the selection of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the selection of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2016 Annual Meeting.

Required Votes for Each Proposal and Recommendation of the Board of Directors

Proposal	Vote Required	Board Recommendation
Election of Directors	Affirmative vote of a plurality of shares cast to elect each director	For each nominee
Advisory Vote on Executive Compensation	Affirmative vote of a majority of our shares voted on the matter	For
Ratification of Independent Auditors	Affirmative vote of a majority of our shares voted on the matter	For

Abstentions or withhold votes, as applicable, and broker non-votes will have no effect on the election of directors or the advisory vote on executive compensation.  Abstentions will have no effect on the ratification of independent auditors.

Leucadia National Corporation (“Leucadia”) is the beneficial owner of an aggregate of 9,974,226 shares of our common stock or approximately 65% of our common stock outstanding on the record date.  Pursuant to a stockholders agreement with the Company, Leucadia has agreed that to the extent its ownership of shares of our common stock exceeds 45% of the outstanding voting securities of the Company, Leucadia will limit its vote to no more than 45% of the total outstanding voting securities voting on any matter, assuming all of the total outstanding voting securities not owned by Leucadia vote on such matter.  This limitation means that Leucadia will only vote such number of shares of our common stock equal to 81.8% of the Company’s outstanding voting securities on the relevant record date not held by Leucadia.  Any shares held by Leucadia in excess of this amount will not be voted and will be deemed non-voting shares.  Pursuant to the voting limitation, Leucadia is only permitted to vote on 4,474,042 shares out of the 9,974,226 shares it beneficially owns.  Subject to the foregoing, Leucadia has advised us that it intends to vote all of our common stock that it has the right to vote in favor of each nominee herein, in favor of the approval of the Company’s named executive officer compensation as disclosed in this proxy statement and in favor of the ratification of the selection of our independent auditors.

Voting and Revocation of Proxies

Stockholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed above under “Required Votes for Each Proposal,” if instructions are not given, proxies will be voted for the election of each nominee for director named, for the advisory approval of the Company’s Named Executive Officer compensation, and for ratification of the selection of our independent auditors.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card.  The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify stockholders and allow them to vote or submit their proxies and confirm that their voting instructions have been properly recorded.  Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder.  If you vote or submit your proxy by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder does not return a signed proxy card or submit a proxy by the Internet or by telephone, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting.  Attendance at the meeting will not in and of itself constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 8, 2016, in order to vote your shares at the meeting.

Electronic Delivery of Annual Report and Proxy Materials

This proxy statement and the accompanying annual report are available at: www.astproxyportal.com/ast/12958/.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.  Stockholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, in writing: 6201 15th Avenue, Brooklyn, New York 11219; or by telephone: in the U.S., Puerto Rico and Canada:

1-800-937-5449, outside the U.S., Puerto Rico and Canada: 1-718-921-8200.  If you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer as indicated above and we will deliver promptly a separate copy of the Annual Report and proxy statement to you.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, in person or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  Solicitation will be conducted by our directors, officers and employees and we will bear all costs associated with such solicitation.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2015, will attend the 2016 Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the meeting, seven directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  All of the following nominees are currently serving as directors.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the seven nominees named by the Board of Directors and listed on the following table.  The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.  The following information is as of June 8, 2016.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions with other public companies held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board of Directors to determine that the person should be nominated as a director of the Company at our 2016 Annual Meeting.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Patrick D. Bienvenue
Mr. Bienvenue, 61, has served as a director since August 1998 and was an Executive Vice President of The St. Joe Company from August 2011 to November 2015, a publicly traded company engaged in real estate development, sales and other activities.  From January 1996 until April 2011, Mr. Bienvenue served in a variety of executive capacities with real estate related subsidiaries of Leucadia and was responsible for the entitlement, development and management of these entities and their properties.  Mr. Bienvenue has senior managerial and development experience in the real estate sector.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Paul J. Borden, President
Mr. Borden, 67, has served as a director and our President since May 1998.  Mr. Borden was a Vice President of Leucadia from August 1988 through October 2000, responsible for overseeing many of Leucadia’s real estate investments.  Prior to working for Leucadia he had a 16 year career in commercial lending.  Mr. Borden has managerial and development experience in the real estate sector.

Timothy M. Considine
Mr. Considine, 75, has served as a director since January 1992, serving as Chairman of the Board from 1992 to December 1999, and is employed on a part-time basis by Considine and Considine, an accounting firm in San Diego, California, where he was a partner from 1965 to 2002. Mr. Considine has accounting and managerial experience.  Mr. Considine also has experience serving on the boards of private entities.

Ian M. Cumming
Mr. Cumming, 75, has served as a director since May 1999.  Mr. Cumming also serves as Chairman of the Board of Crimson Wine Group, Ltd., Leucadia’s former winery operations, which were spun off to Leucadia shareholders in February 2013.  He previously served as Chairman of the Board of Leucadia from June 1978 until July 2013.  Mr. Cumming also previously served as a director of Jefferies Group, Inc., a publicly held company until its acquisition by Leucadia in March 2013 (now known as Jefferies Group LLC) (“Jefferies”), Fortescue Metals Group Ltd. (“Fortescue”), AmeriCredit Corp., Mueller Industries, Inc. (“Mueller”), Skywest, Inc., and as Chairman of the Board of The FINOVA Group Inc. (“Finova”).  Mr. Cumming has managerial and investing experience in a broad range of businesses through his almost 35 years as Chairman and Chief Executive Officer of Leucadia.  He also has experience serving on the boards of directors and committees of both public and private entities.

Brian P. Friedman
Mr. Friedman, 60, has served as a director since April 22, 2014.  Mr. Friedman has served as a director and as President of Leucadia since March 1, 2013. Since July 2005, Mr. Friedman has been a director and executive officer of Jefferies, a wholly-owned subsidiary of Leucadia, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company controlled by Mr. Friedman in which Jefferies has an ownership interest. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his roles at Leucadia and Jefferies, as well as his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of subsidiaries and investee companies of Jefferies and Leucadia, and since May 2012 has served on the board of directors of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman served on the board of the general partner of K-Sea Transportation L.P. from 2004 through 2011, and served on the board of directors of Carrols Restaurant Group from June 2009 through May 2012.  Mr. Friedman has managerial and investing experience in a broad range of businesses, as well as experience serving on the boards of committees of both public and private companies.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Michael A. Lobatz
Dr. Lobatz, 67, has served as a director since February 1995 and has been a practicing physician in San Diego, California since 1981.  Dr. Lobatz has managerial experience in both the real estate and healthcare sectors and has experience serving on the boards of private and not-for-profit entities.

Joseph S. Steinberg, Chairman of the Board
Mr. Steinberg, 72, has served as a director since August 1998 and as Chairman of the Board since December 1999.  Mr. Steinberg is Chairman of the Board of Directors of Leucadia, and from January 1979 until March 1, 2013 served as President of Leucadia.  Mr. Steinberg is also a director of Jefferies.  He also serves as the Chairman of HRG Group, Inc. (formerly known as Harbinger Group Inc.) and serves on the board of directors of Spectrum Brands Holdings, Inc., Fidelity & Guaranty Life, and Crimson Wine Group, Ltd.  Mr. Steinberg had previously served as a director of Mueller, Fortescue, Finova, and White Mountains Insurance Group.  Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 35 years as President and a director of Leucadia.  He also has experience serving on the boards and committees of both public and private companies.

The Board of Directors recommends a vote FOR each of the above-named nominees.

INFORMATION CONCERNING
THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Corporate Governance

Our common stock is traded on the OTC Bulletin Board Service. Thus, we are not subject to listing standards that would require us to have a majority of independent directors or independent compensation or nominating committees with written charters.

Director Independence

The Board has affirmatively determined that Timothy M. Considine, Patrick D. Bienvenue and Michael Lobatz are independent based upon the application of NASDAQ Stock Market’s listing standards for independence.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”). The Related Person Transaction Policy applies to each director and executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any corporation, firm, association or other entity in which one or more directors of the Company are directors or officers, or have a substantial financial interest (each a “Related Person”).

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such transaction.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction, which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

Related Person Transactions

On June 29, 2015, the Company and its domestic, wholly-owned subsidiaries as guarantors (the “Guarantors”) entered into purchase agreements (collectively, the “Purchase Agreements”) with certain investors named therein (the “Purchasers”) pursuant to which the Purchasers agreed to purchase an aggregate of $125,000,000 of 6.5% Senior Notes due 2018 (the “Notes”) from the Company in a private placement (the “Offering”).  In connection with the Offering of the Notes, on June 29, 2015, Joseph S. Steinberg, the chairman of our Board of Directors, and Ian M. Cumming, one of the Company’s directors, each entered into a Purchase Agreement with the Company and the Guarantors, pursuant to which they each purchased Notes with a value of $5 million, or four percent (4%), of the principal amount of the Notes issued (such purchases, the “Affiliate Note Purchases”).   Mr. Steinberg is also chairman of the Board of Directors of Leucadia. Each of Messrs. Steinberg and Cumming is considered to be a “Related Person” under the Related Person Transaction Policy.  Accordingly, pursuant to and in accordance with the Related Person Transaction Policy and taking into account all relevant facts and circumstances, the independent Audit Committee of the Board considered the Affiliate Note Purchases and approved, and recommended to the Board the approval of, the Affiliate Note Purchases, which were unanimously approved by the Board (with Messrs. Steinberg and Cumming abstaining from the vote).

Pursuant to a Placement Agency Agreement entered into on June 29, 2015, Jefferies acted as Placement Agent for the Notes.  Jefferies is a wholly-owned subsidiary of Jefferies Group LLC, a wholly owned subsidiary of Leucadia. Leucadia is our affiliate and a “Related Person” under the Related Person Transaction Policy.  Accordingly, pursuant to and in accordance with the Related Person Transaction Policy, the Audit Committee considered the Placement Agency Agreement and approved, and recommended to the Board the approval of, the Placement Agency Agreement, which was unanimously approved by the Board (with Brian Friedman, Chairman of the Executive Committee of Jefferies Group LLC and Joseph S. Steinberg, abstaining from the vote).  Pursuant to the Placement Agency Agreement, Jefferies received a fee equal to 50 basis points from the gross proceeds of the offering and will receive a fee equal to 50 basis points of the net proceeds from the sale of the Notes on each of the first and second anniversary of the Issue Date provided that Notes are outstanding at such dates.  Additionally, the Company and each of the Guarantors has agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act, and to reimburse Jefferies all reasonable out-of-pocket expenses incurred in connection with any action or claim for which indemnification has or is reasonably likely to be sought by Jefferies.

In addition, the Company sold a home in Rockport, Maine to one of the Company’s directors, Patrick Bienvenue, for $375,000 which closed during the fourth quarter of 2015.  The home sale was approved by the Audit Committee in accordance with the Related Person Transaction Policy taking into consideration the results of an independent appraisal, among other factors.

The Company is required to obtain infrastructure improvement bonds primarily for the benefit of the City of San Marcos prior to the beginning of lot construction work and warranty bonds upon completion of such improvements in the San Elijo Hills project.  These bonds provide funds primarily to the City in the event the Company is unable or unwilling to complete certain infrastructure improvements in the San Elijo Hills project.  Leucadia is contractually obligated to obtain these bonds on behalf of the subsidiaries through which the San Elijo Hills project is owned pursuant to the terms of agreements entered into when those subsidiaries were acquired from Leucadia by the Company.  Those subsidiaries are responsible for paying all third party fees related to obtaining the bonds.  Should the City or others draw on the bonds for any reason, certain of the Company’s subsidiaries would be obligated to reimburse Leucadia for the amount drawn.  As of March 31, 2016 and December 31, 2015, the amount of outstanding bonds was approximately $1,900,000 and $3,850,000, respectively, none of which has been drawn upon.

Since 1995, Leucadia has been providing administrative and accounting services to the Company.  Under the current administrative services agreement, Leucadia provides services to us for a monthly fee of $15,000 ($180,000 in the aggregate for all of 2015).  Pursuant to this agreement, Leucadia provides the services of Mr. Roland Kelly, our Corporate Secretary, in addition to various administrative functions.  Mr. Kelly is an officer of Leucadia and various of its subsidiaries.  The term of the administrative services agreement automatically renews for successive annual periods unless terminated in accordance with its terms.  Leucadia has the right to terminate the agreement by giving us not less than one year’s prior notice, in which event the then monthly fee will remain in effect until the end of the notice period.  We have the right to terminate the agreement, without restriction or penalty, upon 30 days prior written notice to Leucadia. The agreement has not been terminated by either party.

The Audit Committee, the Board or the Independent Committee, as applicable, has approved or ratified each of the foregoing.

Meetings and Committees

During 2015, the Board of Directors held six meetings.

The Board of Directors has a standing Audit Committee and Compensation Committee.

The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants, the performance of our independent accountants and significant financial matters.  In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, reviews and approves the scope of the annual audit, reviews and pre-approves the engagement of our independent auditors to perform audit and non-audit services and the related fees, meets independently with our independent auditors and senior management, reviews the integrity of our financial reporting process and reviews our financial statements and disclosures and certain SEC filings.

During 2015, the Audit Committee met five times, including meetings with the independent auditors without management present.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website, www.homefedcorporation.com.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Audit Committee consists of Mr. Considine (Chairman) and Dr. Lobatz.  Our Board has determined that each of Mr. Considine and Dr. Lobatz is independent, applying the NASDAQ Stock Market’s listing standards for independence, and that Mr. Considine is qualified as an audit committee financial expert within the meaning of SEC regulations.

The functions of the Compensation Committee are to determine and approve the compensation of our executive officers.  The Compensation Committee consists of Mr. Steinberg.  The Compensation Committee does not have a formal charter and acts by unanimous written consent.

Director Nomination Process

The Board of Directors does not have a nominating committee or a policy concerning stockholder nominations.  As our common stock is traded on the OTC Bulletin Board Service, we are not subject to listing standards that would require director nominees to be selected or recommended by a majority of independent directors or a nominating committee comprised solely of independent directors.  The Board believes it is appropriate to have all directors involved in the process of nominating directors rather than delegate this responsibility to a smaller group of directors.

The Board does not believe that it is in the Company’s best interests to establish rigid criteria for the selection of prospective nominees inasmuch as the needs of the Company may change over time.  Accordingly, the selection of prospective nominees would be based on skills relevant to the issues the Company faces at the time of nomination.  Nominees would be selected on the basis of their experience and qualifications, availability to devote sufficient time to the Board and the needs of the Company at that time.  Candidates who may also become members of our Audit Committee would be required to have the financial experience necessary to perform the duties of a member of the Audit Committee and to satisfy SEC requirements for membership on the Audit Committee. The Board does not have a policy with regard to the consideration of diversity in identifying director nominees; therefore, diversity may or may not be considered in connection with the assessment process.  In 2015, the Board did not pay a fee to any third party to identify candidates.

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting.  The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the annual meeting, indicating the number of shares owned of record and beneficially by such stockholder, together with a statement that such stockholder intends to appear in person or by proxy at the meeting. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We will review all recommended candidates in the same manner regardless of the source of the recommendation.  The Company did not receive any nominations from stockholders for election as directors at the annual meeting.  See “PROPOSALS AND NOMINATIONS BY STOCKHOLDERS” below for the deadline for nominating persons for election as directors for the 2016 Annual Meeting.

Board Structure and Risk Oversight

Joseph S. Steinberg, who is Chairman of the Board of our largest stockholder, Leucadia, serves as our Chairman, and Paul J. Borden serves as our President.  As Chairman, Mr. Steinberg focuses primarily on long-term strategic issues facing the Company.  As President, Mr. Borden focuses primarily on the Company’s day-to-day operations and management of the Company’s business. The Board believes that this is an effective leadership structure from which the Company has benefited as it strengthens the Company’s ability to pursue its strategic and operational objectives.

The Board is responsible for the general oversight of risks that affect the Company.  The Board regularly receives reports on the operations of the Company from the President and other members of management and discusses the risks related thereto.  The Board also fulfills its oversight role through the operation of its Audit Committee, which is composed of independent directors.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s principal financial officer, the Company’s principal executive officer and the Company’s independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions.  The Audit Committee also oversees the Related Person Transaction Policy.

Compensation Policies and Risk Management

The Company does not have a formal compensation plan for any of its employees.  Annually, the Compensation Committee will consider making incentive compensation awards that are purely discretionary, taking into account the employee’s individual performance as well as the Company’s performance for the particular year.  Accordingly, the Company believes that its compensation policies do not reward employees for imprudent risk taking and its compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Attendance

In 2015, all directors, other than Mr. Considine, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors.  All directors attended at least 75% of the meetings of the committees on which they served.  It is the Company’s policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, the Board of Directors and committees of which he is a member.  All directors, other than Mr. Cumming, attended the Annual Meeting of stockholders in July 2015.

Communicating with the Board

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  The Corporate Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Business Practice

We have a Code of Business Practice, which is applicable to all of our directors, officers and employees, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice applicable to our principal executive officers and senior financial officers are available on our website. We intend to post amendments to or waivers from our Code of Practice on our website as required by applicable law.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership

Set forth below is certain information as of June 8, 2016, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, of our common stock by (1) each person, who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of our Named Executive Officers, (4) the trusts for the benefit of Mr. Steinberg’s children and charitable foundations established by each of Mr. Cumming and Mr. Steinberg and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class

Leucadia National Corporation (a)	9,974,226	(b)	64.6%(c)
Beck, Mack & Oliver LLC (d)	1,269,291	(d)	8.2%
John K. Aden, Jr.	-		-
Patrick D. Bienvenue	6,900	(e)	*
Paul J. Borden	6,700	(e)	*
Timothy M. Considine	7,400	(f)	*
Ian M. Cumming	610,233	(g)(h)	4.0%
Christian E. Foulger	6,000		*
Brian P. Friedman	750	(i)	*
Michael A. Lobatz	6,900	(e)	*
Erin N. Ruhe	15,000		*
Joseph S. Steinberg	747,330	(b)(j)	4.8%
The Steinberg 1989 Trust	27,532	(k)	0.2%
Cumming Foundation	172,330	(l)	1.1%
The Joseph S. and Diane H. Steinberg 1992 Charitable Trust	42,381	(m)	0.3%
All Directors and executive officers as a group (10 persons)	1,407,213	(n)	9.1%

* Less than .1%.

(a)	The business address of this beneficial owner is 520 Madison Avenue, New York, New York 10022.

(b)	Messrs. Steinberg and Friedman are executive officers, directors and shareholders of Leucadia National Corporation.

(c)	Pursuant to a stockholders agreement with the Company, Leucadia has agreed that to the extent its ownership of shares of our common stock exceeds 45% of the outstanding voting securities of the Company, Leucadia will limit its vote to no more than 45% of the total outstanding voting securities voting on any matter, assuming all of the outstanding voting securities not owned by Leucadia vote on such matter.

(d)	The business address of the beneficial owner is 360 Madison Avenue, New York, New York 10017. Based upon a Schedule 13G filed with the SEC on February 1, 2016, by Beck, Mack & Oliver LLC (“BMO”) and discussions with BMO, the securities reported in BMO’s Schedule 13G are beneficially owned by separate managed account holders which, pursuant to individual advisory contracts, are advised by BMO. Such advisory contracts grant to BMO all investment and voting power over the securities owned by such advisory clients. Beneficial ownership of these common shares, including all rights to distributions in respect thereof and the proceeds of a sale or disposition, is held by the separate, unrelated account holders, and BMO disclaims beneficial ownership of such common shares.

(e)	Includes 2,500 shares that may be acquired upon the exercise of currently exercisable stock options and 1,000 shares that may become exercisable within 60 days.

(f)	Includes 500 shares held by the Seeseeanoh Inc. Retirement Plan. Mr. Considine and his wife are the sole owners of Seeseeanoh, a real estate company in San Diego, California. Also includes (i) 3,400 shares held by The Considine Family 1981 Trust, of which Mr. Considine and his wife are trustees, (ii) 2,500 shares that may be acquired upon exercise of currently exercisable stock options and (iii) 1,000 shares that may become exercisable within 60 days.

(g)	Includes (i) 5,704 shares (less than .1%) beneficially owned by Mr. Cumming’s wife as to which Mr. Cumming may be deemed to be the beneficial owner, (ii) 60,000 shares (.4%) held by a corporation which is 50% owned by Mr. Cumming and 50% owned by Mr. Cumming’s wife, (iii) 2,500 shares that may be acquired upon the exercise of currently exercisable stock options and (iv) 1,000 shares that may become exercisable within 60 days.

(h)	The business address for Mr. Cumming is c/o American Investment Company 148 So. Redmond Street, PO Box 4902, Jackson, WY 83001.

(i)	Includes (i) 250 shares that may be acquired upon the exercise of currently exercisable options and (ii) 500 shares that may become exercisable within 60 days.

(j)	The business address for Mr. Steinberg is c/o Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022. Includes (i) 3,676 shares (less than .1%) beneficially owned by Mr. Steinberg’s wife, (ii) 61,793 shares (.4%) owned by trusts for the benefit of Mr. Steinberg’s children, and (iii) 2,500 shares that may be acquired upon the exercise of currently exercisable stock options and 1,000 shares that may become exercisable within 60 days.

(k)	Mr. Steinberg disclaims beneficial ownership of all of our common stock held by this trust.

(l)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of our common stock held by the foundation.

(m)	Mr. Steinberg and his wife are trustees of the trust. Mr. Steinberg disclaims beneficial ownership of our common stock held by the trust.

(n)	Includes (i) 15,250 shares that may be acquired upon the exercise of currently exercisable options and (ii) 6,500 shares that may become exercisable within 60 days.

As of June 8, 2016, Cede & Co. held of record 4,991,873 shares of our common stock (approximately 32.3% of our total common stock outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described in our Form 10-K for the fiscal year ended December 31, 2015, our common stock is subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Stockholders (and prospective stockholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single share of common stock may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2028, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward.  The restriction may be waived by our Board of Directors.

Stockholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with BMO, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by BMO of our common stock as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 31, 2015, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Introduction

The Board of Directors has a Compensation Committee consisting of Joseph S. Steinberg that determines and approves the compensation of our executive officers, including those named in the Summary Compensation Table (the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We believe that there should be a strong link between pay and performance of both the Company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions to our success, the level and degree of complexity involved in his/her contributions to us and our overall performance.  We believe our compensation package aligns the interests of executive officers with those of our stockholders.

We believe that our current compensation program fits within our overall compensation philosophy of providing a straight-forward compensation package and strikes the appropriate balance between short and long-term performance objectives.

At our 2015 Annual Meeting, the say-on-pay advisory vote received approval from approximately 99.4% of the shares voted on the matter and the Compensation Committee made no significant changes to our executive compensation program during the year.

Setting Executive Compensation

In determining compensation for our Named Executive Officers, the Compensation Committee does not rely on any specific formula, benchmarking or pre-determined targets.  The Compensation Committee focuses primarily on its subjective determination of the performance of the individual executive officer, as well as on our performance.  In considering executive compensation, the Compensation Committee takes into account an executive officer’s responsibilities, as well as the services rendered by the executive officer.

Elements of Compensation

Our compensation package for executive officers consists of three basic elements: (1) base salary; (2) annual bonus compensation; and (3) long-term incentives in the form of stock options granted pursuant to our Amended and Restated 1999 Stock Incentive Plan (the “Option Plan”) and the opportunity to be awarded restricted stock units (“RSUs”) pursuant to our RSU Opportunity Plan (the “Plan”) adopted in 2014.

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.

Each element of compensation serves a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance, while stock options and RSUs are designed to provide incentive for strong long-term future performance and are directly linked to stockholders’ interests because the value of the awards will increase or decrease based upon the future price of our common stock.

None of our executive officers is a party to an employment agreement.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases which generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.

Short-Term Incentives – Annual Bonus Compensation

Annual bonus compensation of executive officers is determined by the Compensation Committee based on its subjective assessment of an executive’s and our performance, given the cyclical nature of the real estate development industry.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.  While there is no agreement to pay annual bonuses, at the time each of the executive officers was employed by us there was a discussion that, in all but exceptional circumstances, annual subjective bonuses would be paid. The Compensation Committee considers our actual and estimated results of operations for the year in question, as well as operating results and bonus compensation for prior years.  The Committee also considers self-evaluations completed by each executive officer for the year, which provide the Compensation Committee with each executive’s subjective assessment of his or her achievements for the year, as well as identify personal goals for the coming year, and bonus recommendations from our President.

In evaluating each executive’s performance, the Compensation Committee takes into account the incremental value to us of obtaining project approvals and entitlements as our development projects progress, and places more emphasis on whether the executive’s performance has increased our long term value, rather than on our earnings for that year.  The Compensation Committee also recognizes that, due to the extended length of time that it takes to obtain land entitlements, especially in California where our development business is currently centered, the current efforts of our executive officers may not result in operating profits for many years in the future.

Bonuses, which have varied from year to year, also reflect our profitability and activities for the year in question.  For example, in years in which we are actively selling real estate, the Compensation Committee is likely to subjectively consider the executive’s contribution to the sales effort and in years in which we are actively engaged in land acquisition, entitlement and land development efforts, the Compensation Committee is likely to consider the executive’s contribution to those efforts.  The Compensation Committee also subjectively considers the executive’s contribution to evaluation of new opportunities, and also places importance upon the executive’s critical analysis that can result in avoiding making investments that do not meet our investment criteria and are not consummated, as well as on those opportunities that are consummated.

For Mr. Borden, the Compensation Committee considered the leadership he provides and the progress the Company has made with each of its projects including the properties acquired in 2014 and the land acquired at the Otay Land project in 2015. In doing so, Mr. Borden has focused his attention on assisting senior management and staff by addressing areas of concern and particularly challenging projects. For the Otay Ranch land acquisition, this involved working with senior management on completing due diligence and working with the seller to finalize the purchase agreement to ensure a successful closing. Mr. Borden continues to place emphasis on attention to detail in all areas of asset management. In evaluating Mr. Borden’s performance, the Committee recognized Mr. Borden’s ongoing efforts to encourage open communication as an important aspect of maintaining internal controls among staff and across management levels.  This was accomplished by adhering to a strict regimen of management meetings and rigorous maintenance of project accounting, budgets and projections. In addition, the Committee considered Mr. Borden’s continued success in hiring experienced and dedicated senior management and staff to ensure management continuity while planning for the future of the Company.

For Mr. Aden, the Compensation Committee considered the progress made on the properties and projects where Mr. Aden has senior management responsibility. The Committee also recognized that Mr. Aden had successfully performed the due diligence and financial analysis for the land acquisition in the Otay Ranch area acquired in 2015.  This effort involved obtaining property specific market studies, meetings with school districts, consultations with builders, rigorous review of the entitlements including land use approvals and permitting requirements as well as the oversight of the development budgets for the various planning areas while working to refine the housing product mix for the initial phase of development. The Committee also recognized that Mr. Aden led the effort in completing two contract homebuilding agreements for future phases of San Elijo Hills and the SweetBay property in Florida. In addition, the Committee considered the continued progress made on coordinating the planning and studies required to entitle the Fanita Ranch and Pacho properties. Of note in this regard, Mr. Aden and the project manager obtained City Council approval to proceed with the process required to amend the City General Plan in order to make the changes needed for a successful development application for the Fanita Ranch property.

For Mr. Foulger, the Compensation Committee considered the progress made on properties that he manages. Mr. Foulger has worked closely with our partners who manage and control the Brooklyn Renaissance investment properties in areas involving strategic planning and other areas that can increase the property values. The Committee also recognized his successful efforts in achieving multiple sales of properties in Maine and closing lot sales at the Ashville Park project. In regards to the Ashville Park project, the Committee also recognized continuing efforts to plan for future sales by modifying the existing development plan along with completing the buildout of the community clubhouse and related amenities, while working on the acquisition of additional property needed to increase the number of approved lots.  Other areas of progress included repositioning the existing apartments at Market Common in Myrtle Beach, and working with senior staff on residential lot sales.  Mr. Foulger has also continued to identify and work on new business opportunities and various alternative sources of project financing.

For Ms. Ruhe, the Compensation Committee considered her continuing role in managing the Company’s accounting, all areas of risk and cash management as well as human resources. This includes extensive work in preparing the Company’s financial statements, SEC filings, matters involving corporate governance, working closely with the Audit Committee and working with internal and external audit firms related to the annual audit. The Compensation Committee also recognized that Ms. Ruhe worked extensively on the acquisition of the Otay Ranch property. This included working with the Company’s legal counsel on the purchase agreement and in structuring the $125 million Senior Note indenture as well as setting up compliance controls and procedures for working with the note trustee. The Committee also considered her work on managing the new accounting and contract teams that were created as a result of the Acquisition.  In addition, Ms. Ruhe has been responsible for adding six additional personnel in multiple areas of the Company.

Based upon the foregoing, on January 5, 2016, the Compensation Committee approved annual salary increases (effective January 1, 2016) and discretionary 2015 cash bonuses for each of the Named Executive Officers reflected in the Summary Compensation Table below.

Additionally, all of our employees received a discretionary 2015 year-end bonus equal to approximately 3% of base salary.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

Options Awarded to Executive Officers

Occasionally, stock options may be awarded which, under the terms of our Option Plan, permit the executive officer or other employee to purchase shares of our common stock at not less than the fair market value of the shares of common stock at the date of grant.  The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of our common stock and, therefore, stockholder value, during the period of the option.  In certain circumstances, options having an exercise price below the fair market value of our common stock on the date of grant may be issued (although none have been granted to date).  Options granted to executive officers become exercisable at the rate of 20% per year, commencing one year after the date of grant.  As discussed above under “Short-Term Incentives – Annual Bonus Compensation,” the number of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s performance and our performance.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.  The last time options were granted to executive officers was May 2010 (other than options granted to Paul J. Borden in his capacity as a director).

Options Awarded to Directors

Under the terms of our Option Plan, each director, including Paul J. Borden, is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of our stockholders is held each year.  As stated above, options are priced at the closing price on the date of grant.

In July 2015, pursuant to this automatic grant, each director, including Paul J. Borden, was granted options to purchase 1,000 shares of our common stock with an exercise price of $47.85 per share, which become exercisable at the rate of 25% per year, commencing one year after the date of grant.

Long-Term Incentives – Restricted Stock Units

On August 13, 2014, the Board of Directors adopted the RSU Opportunity Plan (the “RSU Plan”) and approved a RSU Opportunity Notice (the “Notice”).  An aggregate of 100,000 shares of Common Stock is available to be issued under the RSU Plan to our executive officers (the “Participants”).  Participants may be granted RSUs based on satisfaction of established performance criteria at the end of the performance period specified in the RSU Plan.  The performance period ends on December 31, 2016, and the degree to which performance criteria has been satisfied and the actual amount of any awards to be granted are in the sole discretion of the Board of Directors.  In the event that the Board of Directors determines that awards should be granted, the Board will issue awards no later than April 1, 2017.

Other Benefits; Executive Perquisites

Medical and life insurance benefits and matching contributions to our 401(k) plan are available to employees generally.

Mr. Borden maintains his primary residence in New Jersey.  We reimburse him for costs of maintaining a temporary residence in California, airfare to and from his primary residence and transportation costs including the personal use of a Company car while in California.  Such reimbursements are considered to be taxable compensation reportable by Mr. Borden under federal income tax rules, which results in a net cash cost to him, even though he does not gain any incremental financial benefit from these reimbursements.  As a result, beginning in 2005, the Board of Directors (without Mr. Borden’s participation) agreed to pay Mr. Borden additional compensation which, after taxes, will provide him with sufficient funds to pay the taxes due on the expense amounts reimbursed by us.  In 2015, we paid Mr. Borden $50,609 with respect to additional taxable compensation reported by Mr. Borden for reimbursements made during 2015).

Mr. Aden receives a monthly car allowance.

No other Named Executive Officers receive perquisites.

Stock Ownership Requirements

We do not have a formal stock ownership requirement, although two of our directors, Mr. Steinberg and Mr. Cumming, respectively, beneficially own approximately 4.8% and 4.0% of our outstanding common stock.

Accounting and Tax Matters

The cost of all share-based payments to employees or directors is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.

Under the provisions of Section 162(m) of the Internal Revenue Code of 1986, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed for such year in excess of $1 million per year unless such compensation was within the definition of “performance-based compensation” or meets certain other criteria.  To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria.  The Board of Directors believes that compensation at such levels is not likely to be a recurring event and that it is in our interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success.  The Board recognizes that in appropriate circumstances compensation that is not deductible under Section 162(m) may be warranted and could be paid in the Board of Directors’ discretion.

Compensation Committee Report

I have reviewed and discussed with our management the above Compensation Discussion and Analysis (“CD&A”).  Based upon my review and discussions, I have recommended to the Board of Directors that the CD&A be included in this proxy statement on Schedule 14A.

Compensation Committee

Joseph S. Steinberg

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)		Total
Paul J. Borden,	2015	$375,596	$236,268	$10,904	$151,502	(3)	$774,270
President	2014	$364,656	$235,940	$15,338	$148,509		$764,443
	2013	$292,172	$258,765	$8,701	$164,269		$723,907

John K. Aden, Jr.,	2015	$307,292	$209,219	$-	$17,029	(4)	$533,540
Vice President	2014	$298,342	$208,950	$-	$16,825		$524,117
	2013	$231,750	$206,953	$-	$16,200		$454,903

Christian E. Foulger,	2015	$236,173	$207,085	$-	$11,029	(5)	$454,287
Vice President	2014	$229,294	$206,879	$-	$14,257		$450,430
	2013	$152,974	$204,589	$-	$18,702		$376,265

Erin N. Ruhe,	2015	$225,358	$181,761	$-	$15,446	(6)	$422,565
Vice President,	2014	$218,794	$181,564	$-	$10,825		$411,183
Treasurer and Controller	2013	$152,974	$179,589	$-	$10,200		$342,763

(1)	This column represents the grant date fair value of stock options granted to Mr. Borden in his capacity as a director in accordance with GAAP. Information on the valuation assumptions made when calculating the amounts in this column is found in Note 9 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016.

(2)	Certain items included in this column (including personal use of company cars) are currently taxable to the Named Executive Officer. The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(3)	Consists of non-cash compensation of $37,317 for maintaining a temporary residence in California and $21,700 for airfare to and from his primary residence in New Jersey, $50,609 in additional cash compensation which, after taxes, is intended to provide Mr. Borden with sufficient funds to pay the taxes due on the expense amounts reimbursed by us and director fees from the Company of $24,000. This column also includes transportation and the personal use of a company car while in California and related expenses, as well as contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Borden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Borden.

(4)	Consists of a monthly car allowance and contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Aden, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Aden.

(5)	Consists of contributions made by us to a defined contribution 401(k) plan and life insurance benefits on behalf of Mr. Foulger, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Foulger.

(6)	Consists of contributions made by us to a defined contribution 401(k) plan, a twenty-year work anniversary gift and life insurance benefits on behalf of Ms. Ruhe, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Ms. Ruhe.

Grants of Plan-Based Awards in 2015

This table provides information about equity awards granted to our Named Executive Officers in 2015 under our Option Plan.  As discussed in the CD&A, in July 2015, Mr. Borden was granted 1,000 options pursuant to the automatic grant to directors under the Option Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards (3)

Paul J. Borden,	7/15/15	1,000	$47.85	$10,904
President

(1)	This column shows the number of shares of common stock issuable under options granted in 2015. The options vest and become exercisable in four equal installments beginning one year after the grant date.

(2)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock on the date of grant.

(3)	This column shows the grant date fair value of stock options awarded in 2015. The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period. For information on the valuation assumptions with respect to this grant refer to Note 9 to our consolidated financial statements included in our Form 10-K for fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016.

Outstanding Equity Awards at Fiscal Year-End

This table provides information on the holdings of option awards by our Named Executive Officers at December 31, 2015.  This table includes exercisable and unexercisable options.  Options granted to our Named Executive Officers on May 11, 2010, vest and become exercisable in five equal annual installments, commencing one year from the grant date.  Options granted to Mr. Borden as a director vest and become exercisable in four equal annual installments, commencing one year from the grant date.  For additional information about the option awards, see “Long-Term Incentives – Stock Options –Options Awarded to Executive Officers” in the CD&A.

		Option Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option
Name	Grant Date	Exercisable	Unexercisable	Price	Expiration Date

Paul J. Borden,	5/11/10	12,500	-	$25.00	5/11/16
	7/29/11	1,000	-	$21.50	7/29/16
	7/9/12	750	250	$22.35	7/9/17
	7/11/13	500	500	$32.30	7/11/18
	6/12/14	250	750	$58.00	6/12/19
	7/15/15	-	1,000	$47.85	7/15/20

Christian E. Foulger,	5/11/10	6,000	-	$25.00	5/11/16
Vice President

Erin N. Ruhe,	5/11/10	10,000	-	$25.00	5/11/16
Vice President,
Treasurer and
Controller

Option Exercises in Fiscal 2015

No options were exercised during 2015 for each of our Named Executive Officers.

Potential Payment upon Termination of Employment

None of the Named Executive Officers is a party to an employment agreement.  However, under the terms of our current Option Plan, the time within which to exercise vested options may be extended in accordance with the Option Plan, but not beyond the expiration date of the option, for a period of either three months, one year or three years, depending on the triggering event (which are various forms of termination of employment); these triggering events do not result in any acceleration of any unvested options.  For the number of options exercisable by each Named Executive Officer as of December 31, 2015 see the “Outstanding Equity Awards at Fiscal Year-End” table above.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then-outstanding options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2015, Mr. Borden would have received $3,800 (determined by multiplying (A) the spread between the $34.05 closing price on December 31, 2015 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options.

Director Compensation

In 2015, each non-employee director received a retainer of $24,000 for serving on the Board of Directors.  In addition, Mr. Considine was paid $26,000 for serving as Chairman of the Audit Committee and Dr. Lobatz was paid $17,000 for serving on the Audit Committee.  Under the terms of our Option Plan, each director is automatically granted options to purchase 1,000 shares on the date on which the annual meeting of the Company’s stockholders is held each year.  The purchase price of the shares covered by such options is the fair market value of such shares on the date of grant.  These options become exercisable at the rate of 25% per year commencing one year after the date of grant.  As a result, options to purchase 1,000 shares of Common Stock at an exercise price of $47.85 per share were awarded to each of Messrs. Borden, Bienvenue, Considine, Cumming, Friedman, Lobatz and Steinberg on July 15, 2015.  We reimburse directors for reasonable travel expenses incurred in attending board and committee meetings.  This table sets forth compensation paid to our non-employee directors during 2015.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	All Other Compensation		Total (3)

Patrick D. Bienvenue	$24,000	$10,904	$74,750	(4)	$109,654
Timothy M. Considine	$50,000	$10,904	$-		$60,904
Ian M. Cumming	$24,000	$10,904	$-		$34,904
Brian P. Friedman (5)	$-	$10,904	$-		$10,904
Michael A. Lobatz	$41,000	$10,904	$-		$51,904
Joseph S. Steinberg (5)	$-	$10,904	$-		$10,904

(1)	This column reports the amount of cash compensation earned in 2015 for Board and committee service.

(2)	This column represents the fair value of options granted to directors in 2015 calculated in accordance with GAAP. Information on the valuation assumptions made when calculating the amounts in this column is found in Note 9 to our consolidated financial statements contained in our Form 10-K for fiscal year-ended December 31, 2015, filed with the SEC on February 29, 2016.

(3)	This table does not include disclosure for any perquisites or other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

(4)	Mr. Bienvenue earned a fee of $74,750 for referring a buyer for the sale of property in Maine. The referral fee was approved by the Audit Committee in accordance with the Company’s Related Party Transaction Policy.

(5)	Mr. Friedman and Mr. Steinberg elected to direct their director fees to Leucadia.

The table below reflects the options which were exercised and the value realized during fiscal 2015 for each of our non-employee directors.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise
Patrick D. Bienvenue	1,000	$20,990
Timothy M. Considine	1,000	$26,400
Ian M. Cumming	1,000	$25,000
Michael A. Lobatz	1,000	$25,000
Joseph S. Steinberg	1,000	$27,000

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”) affords our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.  The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation-Compensation Discussion & Analysis,” we believe that there should be a strong link between executive compensation and performance of the Company and our Named Executive Officers.  Please read the CD&A, the 2015 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2015 compensation of our Named Executive Officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.”

The Board of Directors recommends a vote FOR approving the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2015.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.  The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this proxy statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2015 Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission and selected PricewaterhouseCoopers LLP as the independent auditor for 2016.

Submitted by the Audit Committee of the Board of Directors

Timothy M. Considine
Michael A. Lobatz

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by the Company’s independent auditor, PricewaterhouseCoopers LLP.  The Audit Committee has pre-approved (i) certain general categories of work where no specific case-by-case approval is necessary (“general pre-approvals”) and (ii) categories of work which require the specific pre-approval of the Audit Committee (“specific pre-approvals”).  For additional services or services in an amount above the annual amount that has been pre-approved, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to the Committee chair the ability to pre-approve all of these services.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Controller of the Company, who determines whether such services are in fact within the scope of those services that have received the general pre-approval of the Audit Committee.  The Controller reports to the Audit Committee periodically.

In accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s Form 10-K, the review of financial statements included in the Company’s Form 10-Qs, services that are normally provided in connection with statutory and regulatory filings or engagements, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements including compliance with regulatory matters, the Sarbanes-Oxley Act, and consulting with respect to technical accounting and disclosure rules.  All such services were approved by the Audit Committee.  Audit fees aggregated $555,000 and $751,500 for the years ended December 31, 2015 and 2014, respectively.  Additionally in 2015, we incurred tax fees of $125,000, and in 2014, audit related fees of $302,950.

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders.  If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our stockholders’ best interests.

The Board of Directors recommends that the stockholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2016.  The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2016.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our annual report (without exhibits) on Form 10-K, including the financial statements and financial statement schedules as required to be filed with the SEC, is being furnished to stockholders concurrently herewith and will also be available to stockholders on request without charge by writing to: Corporate Secretary, HomeFed Corporation, 1903 Wright Place, Suite 220, Carlsbad, California 92008.  Exhibits to the Annual Report will be furnished to stockholders upon payment of reasonable photocopying and shipping charges.  Shareholders may request a written copy of our Audit Committee Charter and our Code of Business Practice, which includes our Code of Practice, by writing to the Corporate Secretary at the aforementioned address.  Each of these documents is also available on our website, www.homefedcorporation.com.

PROPOSALS AND NOMINATIONS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2017 Annual Meeting of stockholders must be received by us at 1903 Wright Place, Suite 220, Carlsbad, California 92008, Attention of Roland Kelly, Corporate Secretary, no later than February 14, 2017.  Any stockholder proposal must be in accordance with the rules and regulations of the SEC.  With respect proposals or nominations submitted by a stockholder other than for inclusion in our 2016 proxy statement and related form of proxy, timely notice of any stockholder’s intention to present such business must be received by us in accordance with our by-laws no later than February 14, 2017.  Any proxies solicited by the Board of Directors for the 2017 Annual Meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on June 8, 2016, in order to vote your shares at the meeting.